Exhibit 99.1

The transition to a holding company structure described in this press release involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 6, 2020

To whom it may concern:

Company Name:	The Bank of Okinawa, Ltd.
Name of Representative:	President	Masayasu Yamashiro

(Security Code: 8397 TSE 1st Section, FST)
Contact:	Executive Officer & Corporate Planning Manager	Yutaka Sakima
Tel +81-98-867-2141

Announcement on Consideration of Transition to Holding Company Structure

We, The Bank of Okinawa, Ltd. (President: Masayasu Yamashiro), hereby announce that our board of directors resolved at its meeting held today to begin the consideration of a transition to a holding company structure, subject to approval at the general meeting of our shareholders and necessary approvals from relevant authorities. The details are as follows.

Details

1. Background and Purpose of the Transition to a Holding Company Structure

With our management philosophy of “Regional Involvement and Contribution,” we have been striving to contribute to the development of, and have grown together with, the regional community. We started our three-year Medium-Term Business Plan in April 2018 and we are striving to become a full-service financial group to create new values with our vision of “Creating the Future with Our Customers”.

There have been increasing uncertainties in the business environment around regional financial institutions due to the recent COVID-19 impact on economic activities in addition to shrinking regional economies from the ongoing trends in Japan of a shrinking population and aging of society. While there also has been intensified competition among financial institutions resulting from the monetary easing policy by the government, competition in the financial industry is expected to intensify further due to increasing entries from other industries utilizing advanced information and communications technology.

As a corporate group rooted in Okinawa, in order to drive sustainable growth in the regional community even in such a severe business environment, we determined that it is necessary to build a structure that will keep growing in the next 10 years, with a view towards expanding our business areas including non-financial services, strengthening group corporate governance and properly allocating corporate resources. Therefore, we decided to begin the consideration of the transition to a holding company structure as a new group management structure.

In the holding company structure, we aim to change from a “full-service financial group” to a “full-service group” rooted in the regional community, and thereby solve the problems of customers in the region via our comprehensive services including non-financial services, enhance the value of the regional community and achieve sustainable growth for the group.

2. Timing and Method of Transition to the Holding Company Structure

Subject to the approval at the general meeting of our shareholders and necessary approvals from relevant authorities, we plan to proceed with the consideration of the transition to a holding company structure with the aim of effecting such transition by October 2021.

Further details on the schedule or method of the transition to a holding company structure will be announced when determined.

End.